FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES RESULTS OF SHAREOWNER VOTES AT 162ND ANNUAL MEETING

New Britain, Connecticut, April 27, 2005 ... The Stanley Works (NYSE: SWK) announced that, at its 162nd annual meeting of shareowners held today, the following were the results of votes by shareowners:

•	Stillman B. Brown, Emmanuel A. Kampouris and Kathryn D. Wriston were elected to three-year terms on the company’s Board of Directors, each receiving the affirmative votes of at least 53,239,431 shares, or 70% of the shares present at the annual meeting.

•	The appointment of Ernst & Young, LLP as the company’s independent auditors for the year 2005 was approved by 72,013,071 shares, or 95% of the shares present at the annual meeting.

•	A shareowner proposal urging the company’s Board of Directors to take the necessary steps to require that all members of the Board of Directors be elected annually was approved by 43,832,265 shares, or 58% of the shares present at the annual meeting.

•	A shareowner proposal requesting that the company’s Board of Directors institute a policy disallowing the performance of tax and other services by the company’s independent auditors was not approved, receiving affirmative votes totaling only 15,204,852 shares, or 20% of the shares present at the annual meeting.

John F. Lundgren, Chairman and Chief Executive Officer, chaired the meeting and declared: “The first three proposals – to elect three directors, to elect E&Y as auditors and to recommend all directors be elected annually – were approved. The fourth proposal – asking the Board of Directors to institute a policy prohibiting tax and other work by the company’s independent auditors – was not approved.”

The Stanley Works, an S&P 500 company, is a leading supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould, Vice President, Investor Relations

(860) 827-3833; ggould @ stanleyworks.com

The Stanley Works corporate press releases are available under Financial News in the Investor Relations section of the company’s corporate web site at www.stanleyworks.com.